UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	April 9, 2015

AQUA POWER SYSTEMS INC.
(Exact name of registrant as specified in its charter)

Nevada	333-183272	27-4213903
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1107 Town Creek Road, Eden, NC	27288
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(336) 432-2623

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On April 9, 2014, we entered into share exchange agreements with Tadashi Ishikawa, our director and President and who is also a certain shareholder (the “Shareholder”) of Aqua Power System Japan Kabushiki Kaisha (“Aqua Power Japan”), and Aqua Power Japan, a corporation in Japan. Pursuant to the terms of the Agreement, we agreed to purchase all issued and outstanding shares of Aqua Power Japan. The Agreement confirms the mutual intention of our company and Aqua Power Japan to enter into a business combination (the “Transaction”) to be effected by the purchase by us of all of the issued and outstanding shares of Aqua Power Japan from the Shareholder.

Pursuant to the material terms of the Agreement, we are to:

1.	issue an aggregate of 3,806,559 common shares of our company (at a deemed price of $0.20 per share) to the Shareholder in exchange for the transfer of 7,740 shares of Aqua Power Japan from the Shareholder;

2.	forward $200,000 to Aqua Power Japan to be forwarded to the Shareholder to purchase an aggregate of 2,150 shares of Aqua Power Japan held by the remaining shareholders of Aqua Power Japan and transfer such shares to our company by May 15, 2015;

3.	forward $150,000 to Aqua Power Japan for repayment of an unrelated third party debt;

4.	complete a financing for debt and/or equity of at least $100,000 by April 27, 2015; and

5.	agree to convert an aggregate of $1,450,000 of debt owed by Aqua Power Japan into common shares of our company at a deemed price of $0.20.

Additionally, the Shareholder has agreed to cancel an aggregate of 113,363,935 common shares of our company.

Closing conditions to the Transaction include delivery of audited financial statements of Aqua Power Japan and the due diligence review of the financial statements. The Agreement contains contain provisions that are customary for a transaction of this nature, and our status as a reporting issuer with the U.S. Securities and Exchange Commission Exchange. Upon completion of the Transaction, Aqua Power Japan will be the wholly-owned subsidiary of our company.

The foregoing description of the Agreement is qualified in its entirety by the contents of the Agreement attached as Exhibit 10.1 to this current report.

Item 9.01	Financial Statements and Exhibits.

10.1	Form of Share Exchange Agreement between our company, Tadashi Ishikawa and Aqua Power System Japan Kabus hiki Kaisha dated April 9, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AQUA POWER SYSTEMS INC.

/s/Tadashi Ishikawa
Tadashi Ishikawa
President and Director
Date:	April 14, 2015